Exhibit 99.1

Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, NV 89109
Investor Relations: (800) 362-1460
TRADED: OTC:RVHL.PK
www.rivierahotel.com

FOR FURTHER INFORMATION:

AT THE COMPANY	INVESTOR RELATIONS
CONTACT:	CONTACT:
Tullio Marchionne	Betsy Truax, Skorpus Consulting
Telephone: (702) 794-9504	Telephone: (208) 241-3704
Email: tmarchionne@theriviera.com	Email: betsytruax_hartman@msn.com

FOR IMMEDIATE RELEASE:

RIVIERA HOLDINGS CORPORATION FILES FOR CHAPTER 11 BANKRUPTCY REORGANIZATION

LAS VEGAS, NEVADA (July 12, 2010) – Riviera Holdings Corporation (OTC:RVHL.PK), along with certain of its subsidiaries (collectively, the “Company”), today announced that it has filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada in Las Vegas (the “Bankruptcy Court”).  The Company has filed its bankruptcy cases in conjunction with a restructuring and lock-up letter agreement entered into with certain senior secured lenders holding over a majority in amount of secured creditor claims under the Company’s $228,000,000 Credit Agreement dated as of June 8, 2007, and corresponding secured hedging agreement.  Through bankruptcy, the Company anticipates that it will be able to restructure its indebtedness, provide for investment of new capital into the Company, and emerge in an improved financial and operational position.

The Company has filed various first day motions with the Bankruptcy Court that, with the Bankruptcy Court’s approval, will allow the Company and its subsidiaries to continue to conduct business as usual without interruption.  During the Chapter 11 process, the Company expects to continue normal operations under the direction of its existing management team.  The Company anticipates that it will continue to pay employees and vendors, and honor customer deposits and commitments without interruption or delay.  However, the Company’s management strongly believes that any recovery for equity holders in the Chapter 11 process is highly unlikely, and under the terms of the restructuring and lock-up letter agreement, the equity holders’ interests in the Company will be cancelled and will receive no distributions.

In a statement, Tullio Marchionne, Secretary and General Counsel of the Company, noted, “After extensively considering various alternatives and consulting with our advisors, we have concluded that the Company and its customers, employees and creditors are best suited at this time by proceeding with these Chapter 11 filings.  By agreeing with our secured lenders in advance, we will be able to proceed with an expeditious restructuring through bankruptcy which will provide us with a viable capital structure, as well as additional financing.

“We, like many others in the gaming industry, have been affected by the current economy.  However, both our Las Vegas and Black Hawk properties are generating positive free cash flow and this, combined with our cash balances, will help insure that we continue to pay all our operating costs on a timely basis and fund maintenance capital expenditures.  There will be no effect on our employees, vendors, and most importantly, our customers.

“Furthermore, our ability to reach a mutual agreement with our lenders as to the restructuring provides us with a great advantage that most debtors in bankruptcy are not so fortunate to have.  It is our expectation that the Chapter 11 cases will proceed before the Bankruptcy Court in a prompt manner.  We believe that by restructuring our debt in coordination with our lenders we will emerge with a capital structure which will enable the Company not only to survive, but to grow as the economy recovers.

“We appreciate all of the hard work that our management and employees have provided and will continue to provide in helping us move forward towards this bright future.  We are grateful that our working relationships with our suppliers, vendors, and other parties remain resolute.  Finally, we thank all of our customers who have supported us; providing an outstanding service experience to them remains our highest priority.”

About Riviera Holdings Corporation

The Company, through its wholly-owned subsidiary, Riviera Operating Corporation, owns and operates the Riviera Hotel & Casino located in Las Vegas, Nevada, which consists of a hotel comprised of five towers with 2,075 guest rooms, including 177 suites, and which has traditional Las Vegas-style gaming, entertainment and other amenities.

The Company, through its wholly-owned subsidiary, Riviera Black Hawk, Inc., owns and operates the Riviera Black Hawk Casino, a casino in Black Hawk, Colorado and has various non-gaming amenities, including parking, buffet-styled restaurant, delicatessen, a casino bar and a ballroom.

Forward-Looking Statements

This press release contains forward-looking information. In accordance with the “Safe Harbor” provisions (as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied in this news release.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Forward-looking statements, including statements as to the operations of the Company, may be significantly and materially impacted by certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, failure to obtain necessary Bankruptcy Court approvals and other economic factors. Additional risks and uncertainties are described in the Company’s public filings with the Securities and Exchange Commission.  Any forward-looking information in or referred to by this press release is current only as of the date of publication, and the Company disclaims any obligation to update this information, except as required by law.